Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael L. Schmickle	Investor Relations:
EVP & Chief Financial Officer	Investorrelations@workflowmanagement.com
Workflow Management, Inc.	(561) 659-6551 ext. 461
(561) 659-6551 ext. 302

WORKFLOW MANAGEMENT, INC.

Terminates Gary W. Ampulski for Cause as Chief Executive Officer

and

Appoints Gerald F. Mahoney as Interim Chief Executive Officer

Palm Beach, FL—March 4, 2004—Workflow Management, Inc. (NASDAQ: WORK) announced today that its President and Chief Executive Officer, Gary W. Ampulski, has been terminated for cause. The Company originally suspended Mr. Ampulski on February 6, 2004, pending an investigation of allegations that Mr. Ampulski violated Company policies and Board directives. The Board has appointed Gerald F. Mahoney, currently Chairman of the Board, to serve as the Company’s Chief Executive Officer on an interim basis.

Mr. Ampulski resigned as a member of the Company’s Board of Directors on February 28, 2004. Mr. Ampulski’s resignation letter, and the Company’s response to the letter, will be filed with the Securities and Exchange Commission on a Form 8-K within the time parameters required under the SEC’s rules.

As previously announced, the Company will hold a stockholder meeting on March 30, 2004 to act on a proposal to approve and adopt an Agreement and Plan of Merger with WF Holdings, Inc., an entity formed and controlled by Perseus, L.L.C. and The Renaissance Group, LLC, pursuant to which WF Holdings would acquire the Company for $4.87 per share in cash. Mr. Mahoney commented, “We remain committed to completing the previously announced merger with WF Holdings and firmly believe that the transaction is in the best interests of Workflow’s stockholders. Our goals are to ensure that the transaction occurs with no disruption to our employees, customers and vendors and that the Company’s credit facility obligations to its lenders are satisfied in a timely manner.”

About Workflow Management, Inc.

Workflow Management, a leading provider of end-to-end print solutions with consolidated revenues of $622.7 million for its fiscal year ended April 30, 2003, employs approximately 2,700 persons and operates throughout the United States, Canada and Puerto Rico with 52 sales offices, 12 manufacturing facilities, and 14 warehouses and distribution centers. Company management believes that the Company’s services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and one of the industry’s most comprehensive e-procurement, management and logistics systems. Through custom combinations of these services, the Company can deliver substantial savings to customers—eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow Management, customers may streamline their operations and focus on their core business objectives. For more information, go to the Company’s website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with the inability to consummate the transaction with Renaissance and Perseus, including our ability to satisfy certain closing conditions in the definitive merger agreement, including in particular the limitation on our net debt at closing, the ability of Renaissance and Perseus to obtain definitive financing necessary to consummate the transaction and the risks associated with being in breach of our credit facility if the merger agreement is terminated; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations if we fail to consummate the transaction; economic downturns; changes in customer purchasing patterns; risks associated with future growth; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.

Statements regarding the expected date of completion of the transaction are subject to the risk that the closing conditions will not be satisfied, including the risk that the required financing will not be obtained or that our stockholders will not approve the transaction and that the transaction will not be consummated.

Investors and security holders are urged to read the proxy statement regarding the transaction with Renaissance and Perseus because it contains important information. The proxy statement has been filed with the Securities and Exchange Commission by Workflow Management, Inc. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Workflow Management, Inc. at the SEC’s web site at www.sec.gov. The proxy statement may also be obtained free from the Company.

Workflow and its directors, executive officers, and certain employees may be deemed participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Workflow’s stockholders and their interests in the solicitation is set forth in the proxy statement as filed with the SEC.